Exhibit 3.1

D PC	The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Restated Articles of Organization	FORM MUST BE TYPED
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)	Exact name of corporation:	Provident Bancorp, Inc.

(2)	Registered office address:	5 Market Street, Amesbury, Massachusetts 01913
(number, street, city or town, state, zip code)

(3)	Date adopted:	March 10, 2015
(month, day, year)

(4)	Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☑ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Provident Bancorp, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

The purpose of the corporation is to engage in any lawful business, subject to Chapter 167A of the Massachusetts General Laws.

* Changes to Article VIII must be made by filing a statement of change of supplemental information form.

** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

P.C.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	30,000,000
Preferred	32,855
Senior Non-Cumulative Perpetual Preferred Stock, Series A	17,145

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Appendix A and Appendix B attached hereto.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Appendix C attached hereto.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended:	Articles III, IV and VI

Signed by:	/s/ David P. Mansfield
(signature of authorized individual)

☐    Chairman of the board of directors,

☑    President,

☐	Other officer,
☐	Court-appointed fiduciary,

on this	10th	day of	March	,	2015	.

APPENDIX A

TO THE

ARTICLES OF ORGANIZATION OF

PROVIDENT BANCORP, INC.

ARTICLE IV.      Capital Stock.

Shares may be issued by Provident Bancorp, Inc. (the “Corporation”) from time to time by a vote of its Board of Directors without the approval of its stockholders. Upon payment of lawful consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

Stockholders shall have no preemptive rights except as may be provided expressly in any series of preferred stock.

A description of the different classes and series of the Corporation’s capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:

A.        Common Stock.       Except as provided by law or in this Article IV (or in any supplemental sections hereto or in any certificate of designation of any series of preferred stock) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of Directors or other matter submitted to stockholders for vote.

Except as otherwise expressly provided in the resolutions or votes creating a series of preferred stock, or where (notwithstanding the provisions of these Articles of Organization) a separate class vote is conferred by law on any class or series of stock, the holders of common stock shall vote together with the holders of the preferred stock, if any, outstanding and entitled to vote, as one class.

If there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of a sinking fund or a retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preference over the common stock in the event of liquidation, dissolution or winding up of the

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Corporation the full preferential amounts to which they are respectively entitled and distributions or provision for distributions in settlement of the Liquidation Account established by the Corporation as described in Section 6.9 of Appendix C, the holders of the common stock, and of any class or series of stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holdings.

B.       Preferred Stock.       The Board of Directors of the Corporation is authorized, by vote or votes from time to time adopted, to provide for the issuance of preferred stock in one or more series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each series and the qualifications, limitations, and restrictions thereof, including, but not limited to, determination of one or more of the following:

1.	The distinctive serial designation and the number of shares constituting such series;

2.	The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

3.	The voting powers, if any, of shares of such series;

4.	Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

5.	The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

6.	Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemable or purchased through the application of such fund;

7.	Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

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8.	The price or other consideration for which the shares of such series shall be issued; and

9.	Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of stock.

Unless otherwise provided by law, any such vote shall become effective when the Corporation files with the Secretary of the Commonwealth of Massachusetts a certificate of designation of any one or more series of preferred stock signed by the President or any Vice President and by the Clerk, Assistant Clerk, Secretary or Assistant Secretary of the Corporation, setting forth a copy of the vote of the Board of Directors establishing and designating the series and fixing and determining the relative rights and preferences thereof, the date of adoption of such vote and a certification that such vote was duly adopted by the Board of Directors.

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APPENDIX B

CERTIFICATE OF DESIGNATION

OF

SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

PROVIDENT BANCORP, INC.

Provident Bancorp, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the “Issuer”), in accordance with the provisions of Section 6.02 of the Business Corporation Act thereof, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Articles of Organization and bylaws of the Issuer and applicable law, adopted the following resolution on September 2, 2011 creating a series of 17,145 shares of Preferred Stock of the Issuer designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the Articles of Organization and bylaws of the Issuer and applicable law, a series of Preferred Stock, no par value per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.  Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”).  The authorized number of shares of Designated Preferred Stock shall be 17,145.

Part 2.  Standard Provisions.  The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

Part 3.  Definitions.  The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a)        “Common Stock” means the common stock, no par value per share, of the Issuer.

(b)        “Definitive Agreement” means that certain Securities Purchase Agreement by and between Issuer and Treasury, dated as of the Signing Date.

(c)        “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

SBLF Participant No. 0762

(d)        “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)        “Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(f)         “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)        “Signing Date” means September 13, 2011.

(h)        “Treasury” means the United States Department of the Treasury and any successor in interest thereto.

Part 4.  Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

SBLF Participant No. 0762	-2-

IN WITNESS WHEREOF, Provident Bancorp, Inc. has caused this Certificate of Designation to be signed by David Mansfield, its President & Chief Executive Officer, this 8th day of September, 2011.

PROVIDENT BANCORP, INC.

By:	/s/ David P. Mansfield
Name: David Mansfield
Title: Executive Vice President & Chief
Financial Officer

SBLF Participant No. 0762

Schedule A

STANDARD PROVISIONS

Section 1.  General Matters.  Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock.  The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation.  The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2.  Standard Definitions.  As used herein with respect to Designated Preferred Stock:

(a)        “Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b)        “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c)        “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d)        “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e)        “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f)         “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g)        “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

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(h)      “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i)       “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j)       “Call Report” has the meaning set forth in the Definitive Agreement.

(k)      “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l)       “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i)        if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii)       if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.

(m)      “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n)       “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o)       “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p)       “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q)       “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r)       “Dividend Record Date” has the meaning set forth in Section 3(b).

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(s)       “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t)        “GAAP” means generally accepted accounting principles in the United States.

(u)       “Holding Company Preferred Stock” has the meaning set forth in Section 7(c)(v).

(v)       “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w)      “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x)       “Increase in QSBL” means:

(i)       with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii)      with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y)       “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z)       “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa)     “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb)     “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

SBLF Participant No. 0762	A-3

(cc)     “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(dd)     “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee)     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff)       “Preferred Director” has the meaning set forth in Section 7(c).

(gg)     “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh)     “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii)       “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj)       “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk)     “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll)       “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm)   “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn)     “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo)     “Signing Date Tier 1 Capital Amount” means $44,032,000.

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(pp)     “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq)     “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.

(rr)      “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

( ( A + B – C ) * 0.9 ) – D

where:

A =	Signing Date Tier 1 Capital Amount;

B =	the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C =	the aggregate amount of Charge-Offs since the Signing Date; and

D =	(i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.

(ss)      “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.  Dividends.

(a)       Rate.

(i)       The “Applicable Dividend Rate” shall be determined as follows:

(1)	With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be one and nine million ninety-eight thousand eight hundred sixty-three ten-millionths percent (1.9098863%).

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(2)	With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A)        (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B)        (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)	With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4½) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A)        (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B)        (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)	With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4½) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th)

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Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)	Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4½) anniversary of the Original Issue Date.

(7)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii)      The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

(	( QSBL for the Dividend Period – Baseline ))	x 100
Baseline

(iii)      The following table shall be used for determining the Applicable Dividend Rate:

	The Applicable Dividend Rate shall be:
If the Percentage Change in Qualified Lending is:	Column “A” (each of the 2nd – 10th Dividend Periods)	Column “B” (11th – 18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%

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7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv)       If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b)       Payment.  Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i)       each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth (¼) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii)      the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement.  For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

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Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c)       Non-Cumulative.  Dividends on shares of Designated Preferred Stock shall be non-cumulative.  If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i)       the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii)      the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d)       Priority of Dividends; Restrictions on Dividends.

(i)       Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii)      If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii)      When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver

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to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv)       Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v)       If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e)       Special Lending Incentive Fee Related to CPP.  If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on [NONE] and on all Dividend Payment Dates thereafter ending on [NONE], the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”).  All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

Section 4.  Liquidation Rights.

(a)       Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b)       Partial Payment.  If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts

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payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)       Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)       Merger, Consolidation and Sale of Assets Is Not Liquidation.  For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5.  Redemption.

(a)       Optional Redemption.

(i)       Subject to the other provisions of this Section 5:

(1)	The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)	If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii)       The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)	the Liquidation Amount per share,

(2)	the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless

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of whether any dividends are actually declared for that Dividend Period; and

(3)	the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent.  Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)       No Sinking Fund.  The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)       Notice of Redemption.  Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock.  Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility.  Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)       Partial Redemption.  In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the

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shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)       Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)        Status of Redeemed Shares.  Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6.  Conversion.  Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7.  Voting Rights.

(a)       General.  The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)       Board Observation Rights.  Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited.  The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

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(c)       Preferred Stock Directors.  Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors.  Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto.  Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class.  If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d)       Class Voting Rights as to Particular Matters.  So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i)       Authorization of Senior Stock.  Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

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(ii)      Amendment of Designated Preferred Stock.  Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii)     Share Exchanges, Reclassifications, Mergers and Consolidations.  Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv)     Certain Asset Sales.  Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v)      Holding Company Transactions.  Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”).  Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be

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deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e)       Changes after Provision for Redemption.  No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f)        Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8.  Restriction on Redemptions and Repurchases.

(a)       Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b)       If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock

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for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c)       If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9.  No Preemptive Rights.  No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10.  References to Line Items of Supplemental Reports.  If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11.  Record Holders.  To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12.  Notices.  All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13.  Replacement Certificates.  The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

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Section 14.  Other Rights.  The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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APPENDIX C

TO THE

ARTICLES OF ORGANIZATION OF

PROVIDENT BANCORP, INC.

6.1. CERTAIN BUSINESS COMBINATIONS.

6.1.1 VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by the Act or these Articles, and except as otherwise expressly provided in Section 6.1.3 of these Articles or expressly provided in these Articles with respect to the Corporation’s Senior Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”) for so long as any of the Series A Preferred Stock remains outstanding, any Business Combination (as defined in Section 6.1.2) shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital shares of the Corporation entitled to vote generally in the election of directors (the “VOTING SHARES”), voting together as a single voting group. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of these Articles (other than Section 6.1.3) or any amendment of designation or in any agreement with any national securities exchange or otherwise.

6.1.2 BUSINESS COMBINATION DEFINED. The term “BUSINESS COMBINATION” as used in this Article VI shall mean:

(a) any merger or consolidation of the Corporation or any Subsidiary (as defined in Section 6.1.4(j)) with (a) any Interested Shareholder (as defined in Section 6.1.4(h)) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Interested Shareholder or an Affiliate (as defined in Section 6.1.4(a)) of an Interested Shareholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as defined in Section 6.1.4(f)) equal to or greater than ten percent (10%) of the combined assets of the Corporation and its Subsidiaries; or

(c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than ten percent (10%) of the combined assets of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the

C-1

Corporation or any Subsidiary thereof (established with the approval of a majority of the Independent Directors (as defined in Section 6.1.4(e)); or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(e) any reclassification of securities (including any reverse share split) or recapitalization of the Corporation or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

6.1.3 WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of Section 6.1.1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as may be required by law or by any other provision of these Articles, if either (a) the condition specified in Section 6.1.3(a) is met or (b) all of the conditions specified in Section 6.1.3(b) are met:

(a) APPROVAL BY INDEPENDENT DIRECTORS. The Business Combination shall have been approved by two-thirds (2/3) of the Independent Directors then in office, it being understood that this condition shall not be capable of satisfaction unless there is at least one Independent Director.

(b) PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

(1) The aggregate amount of the cash and the Fair Market Value of consideration other than cash, determined as of the date of the consummation of the Business Combination, to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the higher of the following:

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any Common Shares acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “ANNOUNCEMENT DATE,” determined in accordance with Section 6.1.4(b)) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

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(B) the Fair Market Value per share of Common Shares of the Corporation on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “DETERMINATION DATE”), whichever is higher.

(2) The aggregate amount of the cash and the Fair Market Value of consideration other than cash, determined as of the date of the consummation of the Business Combination, to be received per share by holders of shares of any class of outstanding Voting Shares other than the Common Shares shall be at least equal to the highest of the following (it being intended that the requirements of this Section 6.1.3(b)(2) shall be required to be met with respect to each such other class of outstanding Voting Shares, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Shares):

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or any of its Affiliates for any shares of such class of Voting Shares acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(C) the Fair Market Value per share of such class of Voting Shares on the Announcement Date or on the Determination Date, whichever is higher.

(3) The holders of all outstanding Voting Shares not beneficially owned by the Interested Shareholder immediately prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares meeting all of the terms and conditions of this Section 6.1.3(b); provided, however, that the failure of any shareholders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this Section 6.1.3(b)(3) from being satisfied.

(4) The consideration to be received by holders of any particular class or, if outstanding, any particular series of outstanding Voting Shares (including Common Shares) shall be in cash or in the same form as the

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Interested Shareholder or any of its Affiliates has previously paid for shares of such class or series of Voting Shares. If the Interested Shareholder or any of its Affiliates has paid for shares of any class or any series of Voting Shares with varying forms of consideration, the form of consideration to be received per share by holders of such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares previously acquired by the Interested Shareholder or any of its Affiliates.

(5) The prices determined in accordance with Section 6.1.3(b) shall be subject to appropriate adjustment in the event any share dividend, shares split, combination of shares or similar event.

(6) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of any such Business Combination: (a) except as shall have been approved by two-thirds (2/3) of the Independent Directors, there shall have been no failure to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) on any outstanding shares having preference over the Common Shares as to dividends or liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by two-thirds (2/3) of the Independent Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse shares split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Shares, unless the failure so to increase such annual rate is approved by two-thirds (2/3) of the Independent Directors; and (c) neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner (as such term is defined in Section 6.1.4(c)) of any additional Voting Shares except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(7) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(8) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”), and the rules and regulations thereunder (or any subsequent provisions

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replacing the Exchange Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy or information statement shall contain, if a majority of the Independent Directors so requests, an opinion of a reputable investment banking firm which shall be selected by a majority of the Independent Directors, furnished with all information such investment banking firm reasonably requests and paid a reasonable fee for its services by the Corporation upon the Corporation’s receipt of such opinion, as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of Voting Shares (other than the Interested Shareholder).

6.1.4 CERTAIN DEFINITIONS. For the purpose of these Articles:

(a) “AFFILIATE” or “ASSOCIATE” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of filing of these Articles.

(b) ANNOUNCEMENT DATE. For the purposes of determining the “ANNOUNCEMENT DATE,” in the event that the first public announcement of the proposal of the Business Combination is made after the close on such date of any securities exchange registered under the Exchange Act on which any shares of the Voting Shares of the Corporation are traded, or of any automated quotation system maintained by the Nasdaq Stock Market or any other system on which any shares of the Voting Shares of the Corporation are listed, then the Announcement Date shall be deemed to be the next day on which such exchange or quotation system is open.

(c) “BENEFICIAL OWNERSHIP” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles; provided, however, that a person shall, in any event, also be deemed to be a “BENEFICIAL OWNER” of any Voting Shares:

(1) which such person or any of its Affiliates or Associates (as herein defined) beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the Exchange Act, as in effect on the date of filing of these Articles; or

(2) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or

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understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in Section 6.1.2) or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner), or (c) the right to dispose of or transfer; or

(3) which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreements, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital shares of the Corporation;

and provided further, however, that (1) no Director or Officer of this Corporation (and no Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Director’s or Officer’s acting in his or her capacities as such, be deemed, for any purposes hereof, to beneficially own any Voting Shares beneficially owned by another such Director or Officer (or any Affiliate thereof), and (2) neither any employee shares ownership plan or similar plan of the Corporation or any Subsidiary, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of its capacity as such trustee), shall be deemed, for any purposes hereof, to beneficially own any Voting Shares held under any such plan.

For purposes of computing the percentage beneficial ownership of Voting Shares of a person, the outstanding Voting Shares shall include shares deemed owned by such person through application of Section 6.1.4(c), but shall not include any other Voting Shares which may be issuable by this Corporation pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(d) CONSIDERATION OTHER THAN CASH. In the event of any Business Combination in which the Corporation survives, the phrase “CONSIDERATION OTHER THAN CASH” as used in Section 6.1.3(b)(1) and Section 6.1.3(b)(2) hereof shall include the Common Shares and/or the shares of any other class of outstanding Voting Shares retained by the holders of such shares.

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(e) “INDEPENDENT DIRECTOR” means:

(1) at any time when there is no Interested Shareholder, any member of the Board of Directors, and

(2) at any time when there is an Interested Shareholder, any member of the Board of Directors who (i) is not, and was not at any time during the two-year period immediately prior to the date in question, an Affiliate or Associate of the Interested Shareholder, and (ii) either (a) was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder or (b) thereafter received favorable votes for his or her nomination or election as a Director by a majority of the Independent Directors then serving on the Board.

(f) “FAIR MARKET VALUE” means:

(1) in the case of shares, the highest closing sales price of the shares during the 30-day period immediately preceding the date in question of such a share on the Nasdaq Stock Market or any system then in use, or, if such shares are admitted to trading on a principal United States securities exchange registered under the Exchange Act, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of such a share as determined by the Board of Directors in good faith; and

(2) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined in good faith by a majority of the Independent Directors.

All references to prices and values, including references to “FAIR MARKET VALUE” and “HIGHEST PER SHARE PRICE” shall in each case be adjusted to the extent necessary to reflect an appropriate adjustment for any dividend or distribution in such shares or any share split or reclassification of outstanding shares into a greater number of shares or any combination or reclassification of outstanding shares into a smaller number of shares.

(g) “GROUP ACTING IN CONCERT” shall mean persons seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written, oral or otherwise, or persons acting with conscious parallel behavior, or any “GROUP OF PERSONS” as defined under Section 13(d) of the Exchange Act. When persons act together for such purpose, their group is deemed to have acquired their shares.

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(h) “INTERESTED SHAREHOLDER” shall mean any person (other than the Corporation, any Subsidiary or any employee shares ownership plan formed by the Corporation) who or which:

(1) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Shares; or

(2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Shares; or

(3) is an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and such assignment or succession was not approved by two-thirds (2/3) of the Independent Directors.

(i) A “PERSON” shall include any individual, group acting in concert, corporation, partnership, limited liability company, limited liability partnership, association, joint venture, partnership, pool, joint shares company, trust, unincorporated organization or similar company, syndicate, or any group formed for the purpose of acquiring, holding or disposing of securities.

(j) “SUBSIDIARY” means any corporation of which at least a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the exclusion from the definition of Interested Shareholder set forth in Section 6.1.4(h), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

6.1.5 POWERS OF THE BOARD OF DIRECTORS. A majority of the Independent Directors of the Corporation then in office shall have the power and duty to determine for the purposes of this Section 6.1, on the basis of information known to them after reasonable inquiry (a) whether a person is an Interested Shareholder; (b) the number or percentage of Voting Shares beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to or greater than ten percent (10%) of the combined assets of the Corporation and its Subsidiaries; (e) whether the requirements of Section 6.1.3 have been met with respect to any Business Combination; and (f) any other matters of interpretation arising under this Section 6.1. The good faith

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determination of a majority of the Independent Directors on such matters shall be conclusive and binding for all purposes of this Section 6.1.

6.1.6 NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this Section 6.1 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

6.1.7 AMENDMENT, REPEAL, ETC. Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or no vote may be specified by law, these Articles or the Bylaws of the Corporation), and in addition to any affirmative vote of the holders of or any other class or series of capital shares of the Corporation or any series of the foregoing then outstanding which is required by law or by or pursuant to these Articles, the affirmative vote of the holders of eighty percent (80%) or more of the outstanding Voting Shares, voting together as a single voting group, shall be required to amend, repeal, or adopt any provisions inconsistent with, this Section 6.1.

6.2. STANDARDS FOR BOARD OF DIRECTORS’ ACTIONS. Members of the Board of Directors of the Corporation, in considering what they reasonably believe to be in the best interests of the Corporation, may consider the interests of the Corporation’s employees, suppliers, creditors and customers, the economy of the state, the region and the nation, community and societal considerations, and the long-term and short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

6.3. SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS. Subject to the provisions of Section 6.1 and in addition to any affirmative vote required by the Act or these Articles, any (i) sale, lease or exchange of all or substantially all of the property or assets, including goodwill, of the Corporation, or (ii) merger, share exchange or consolidation of the Corporation with or into any other entity, shall, to the extent approval by the Corporation’s shareholders is required by applicable law or by these Articles, require the affirmative vote of at least two-thirds of the total number of votes eligible to be cast by shareholders on such sale, lease or exchange, or merger, share exchange or consolidation, voting together as a single voting group, at a duly constituted meeting of shareholders called expressly for such purpose. The two-thirds vote requirement set forth in the previous sentence shall not apply, and only the affirmative vote of a majority of the total number of votes eligible to be cast by shareholders on such matter, voting together as a single voting group, shall be required if the Board of Directors recommends, by the affirmative vote of two-thirds (2/3) of the Directors then in office at a duly constituted meeting of the Board of Directors (unless at the time of such action there shall be an Interested Shareholder, in which case such action shall also require the affirmative vote of a majority of the Independent Directors then in office at such meeting), that the shareholders approve such transaction by the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such transaction, voting together as a single voting group. The provisions of this Section 6.3 shall not apply to the

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extent that a higher percentage vote shall be required by law or the provisions of Section 6.1 of these Articles.

6.4. DIRECTORS.

6.4.1 CLASSIFICATION OF DIRECTORS. The number of Directors and their respective classifications shall be fixed from time to time by the Board of Directors; provided, however, that if at the time of such action there is an Interested Shareholder, such action shall in addition require the affirmative vote of a majority of the Independent Directors then in office. The Directors, other than those who may be elected by the holders of any other class or series of shares of the Corporation with a separate right to elect Directors, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible, with one class to be elected annually. At each Annual Meeting of shareholders, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the Annual Meeting of shareholders held in the third year following the year of their election, provided, however, that during the time necessary to accomplish the classification of directors, one class of Directors may be elected for a term of one year and one class of Directors may be elected for a term of two years. Members of each class shall hold office until the Annual Meeting occurring at the end of their respective terms, or until such Director sooner dies, resigns, is removed or becomes disqualified. Despite the expiration of a Director’s term, such Director shall continue to serve until his or her successor is duly elected and qualified or until the number of Directors has been reduced. A decrease in the number of Directors shall not shorten any incumbent Director’s term.

6.4.2 REMOVAL OF DIRECTORS. Subject to the rights of any voting group with a separate right to elect Directors, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office, only for cause and only by an affirmative vote of not less than two-thirds (2/3) of the total votes eligible to be cast by shareholders, voting together as a single class, at a duly constituted meeting of shareholders called expressly for the purpose of removing such Director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the Director.

6.4.3 LIMITATION OF LIABILITY OF DIRECTORS. No Director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director notwithstanding any provision of law imposing such liability, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (d) for any transaction from which the director derived an improper personal benefit; and provided, further, however, that the Corporation shall not make any indemnification payment prohibited by Section 18(k) of the Federal Deposit Insurance Act or the

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regulations promulgated thereunder by the Federal Deposit Insurance Corporation. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal. If the General Laws of Massachusetts are hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Laws of Massachusetts as so amended.

6.5. AMENDMENT OF BYLAWS.

6.5.1 AMENDMENT BY DIRECTORS. Except as otherwise required by law, the Board of Directors may adopt, amend or repeal the Bylaws of this Corporation in whole or in part, acting by the affirmative vote of a majority of the Directors then in office at a duly constituted meeting of the Board of Directors (unless at the time of such action there shall be an Interested Shareholder, in which case such action shall also require the affirmative vote of two-thirds (2/3) of the Independent Directors then in office at such meeting). Not later than the time of giving notice of the annual meeting of shareholders next following the adoption, amendment or repeal by the Directors of any Bylaw, notice thereof stating the substance of such action shall be given to all shareholders entitled to vote on amending the Bylaws.

6.5.2 AMENDMENT BY SHAREHOLDERS. The Bylaws of the Corporation may be amended at a duly constituted meeting of shareholders, called expressly for such purpose, by the affirmative vote of at least eighty percent (80%) of the total votes eligible to be cast by shareholders on such amendment, voting together as a single voting group; provided, however, that if the Board of Directors recommends, by the affirmative vote of two-thirds (2/3) of the Independent Directors then in office at a duly constituted meeting of the Board of Directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment, voting together as a single voting group.

6.6. AMENDMENT OF ARTICLES OF ORGANIZATION. These Articles may be amended by the Board of Directors without shareholder action to the fullest extent permitted by the Act. Except as otherwise expressly required by law with respect to the right of any voting group to vote separately on an amendment to these Articles, these Articles may also be amended, at a duly constituted meeting of shareholders called expressly for such purpose, by the affirmative vote of at least eighty percent (80%) of the total votes eligible to be cast by shareholders on such amendment, voting together as a single voting group; provided, however, that if the Board of Directors recommends, by the affirmative vote of at least two-thirds (2/3) of the Independent Directors then in office at a duly constituted meeting of the Board of Directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such

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amendment, voting together as a single voting group. Notwithstanding the foregoing, to the extent that any provision of these Articles provides for shareholder approval by a vote of more than a majority of the total votes eligible to be cast, such provision may only be amended, altered, changed or repealed after approval by the same percentage vote as is provided for in such provision.

6.7. BENEFICIAL OWNERSHIP LIMITATION.

6.7.1 No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of the issued and outstanding Voting Shares (including any securities convertible into, or exercisable for, Voting Shares) if, after conversion or exercise by such person of all such convertible or exercisable securities of which such person is the beneficial owner, such person would be the beneficial owner of more than ten percent (10%) of the then-outstanding Voting Shares (the “10% LIMIT”).

6.7.2 This limitation shall not apply to (i) the mutual holding company of the Corporation, (ii) the Corporation, any Subsidiary or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation is a member for the benefit of the employees of the Corporation or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan; (iii) any offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf, (iv) a corporate reorganization which does not result in any change in the respective beneficial ownership interests of the Corporation’s shareholders other than pursuant to the exercise of any dissenters’ appraisal rights, (v) to any offer or acquisition of Voting Shares which has been expressly approved in advance by an affirmative vote of not less than two-thirds (2/3) of the Directors then in office (unless at the time of such action there shall be an Interested Shareholder, in which case such action shall also require the affirmative vote of two-thirds (2/3) of the Independent Directors then in office at such meeting), or (vi) any holder of the Corporation’s Series A Preferred Stock, but only with respect to such holder’s ownership of the Series A Preferred Stock. For purposes of clarity, the limitation shall apply to holders of the Series A Preferred Stock with respect to Voting Shares other than the Series A Preferred Stock.

6.7.3 Notwithstanding any other provision of these Articles, in no event shall any record owner of any outstanding Voting Shares which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of the 10% Limit in contravention of the provisions of this Section 6.8, be entitled to any vote or be permitted to vote in respect of the shares held in excess of the 10% Limit. This restriction shall not apply to record owners of the Series A Preferred Stock with respect to their ownership of Series A Preferred Stock, but shall apply to such record owners with respect to other Voting Shares. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Voting Shares beneficially owned by such person

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beneficially owning shares in excess of the 10% Limit shall be a number equal to the total number of votes that a single record owner of all Voting Shares beneficially owned by such person would be entitled to cast (as determined in accordance with this Section 6.8) multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Voting Shares beneficially owned by such person. In the event that shares are acquired in violation of this Section 6.7, the Corporation is authorized to refuse to recognize a transfer or attempted transfer of any shares of Voting Shares to any person who is the beneficial owner, or as the result of such transfer would become the beneficial owner, of shares in excess of the 10% Limit, and (ii) the Board of Directors may cause such shares in excess of the 10% Limit to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.

6.7.4 The following definitions shall apply to this Section 6.7:

(a) “ACQUIRE” shall include every type of acquisition, whether effected by purchase, exchange, operation of law, or otherwise.

(b) The “10% LIMIT” shall have the meaning set forth in Section 6.7.1.

6.7.5 The Board of Directors shall have the power to construe and apply the provisions of this Section 6.7 and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (i) the number of Voting Shares beneficially owned by any person; (ii) whether a person is an Affiliate of another; (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership; (iv) the application of any other definition or operative provision of this Section 6.7 to the given facts; or (v) any other matter relating to the applicability or effect of this Section 6.7.

6.7.6 The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Voting Shares in excess of the 10% Limit (or holds of record Voting Shares beneficially owned by any person in excess of the 10% Limit) supply the Corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the 10% Limit; and (ii) any other factual matter relating to the applicability or effect of this Section 6.7 as may reasonably be requested of such person.

6.7.7 Any constructions, applications, or determinations made by the Board of Directors pursuant to this Section 6.7 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders.

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6.7.8 In the event any provision (or portion thereof) of this Section 6.7 shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section 6.7 shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provision (or portion thereof) of this Section 6.7 remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including shareholders owning an amount of Voting Shares in excess of the 10% Limit, notwithstanding any such finding.

6.8. CORPORATOR VOTE REQUIRED TO APPROVE STOCK ISSUANCE PLAN. Any plan providing for the issuance of securities by the corporation to a person other than mutual holding company of the Corporation (the “MHC”) shall be approved by the affirmative vote of (i) a majority of the total votes of the corporators of the MHC (the “Corporators”) and (ii) a majority of the independent Corporators (who must constitute not less than 60% of all Corporators), eligible to be cast. An “independent Corporator” is a Corporator who is not an employee, officer or trustee or a person with a significant business or financial relationship with the MHC, the corporation, or The Provident Bank, a wholly owned subsidiary of the corporation.

6.9        LIQUIDATION ACCOUNT. Under the Code of Massachusetts Regulations, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Corporation’s Plan of Stock Issuance, as may be amended from time to time (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation or (ii) The Provident Bank, a Massachusetts-chartered savings bank that is a wholly-owned subsidiary of the Corporation, the Corporation must comply with the Code of Massachusetts Regulations and the provisions of the Plan of Stock Issuance with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

6.10. INTERPRETATION. When a reference is made in these Articles to a Section, such reference shall include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The headings contained in these Articles are for reference purposes only and shall not affect in any way the meaning or interpretation of these Articles.

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